Exhibit 99

[LOGO]
NEWS
KADANT
AN ACCENT ON INNOVATION
One Technology Park Drive
Westford, MA 01886

Investor contact: Thomas M. O’Brien, 978-776-2000
Media contact: Wes Martz, 269-278-1715

Kadant Acquires Licensee in Brazil

WESTFORD, Mass., April 17, 2013 – Kadant Inc. (NYSE:KAI) announced today that it has completed the acquisition of Companhia Brasileira de Tecnologia Industrial (CBTI) for approximately Brazilian reals (BRL) 16 million in cash, or USD $8 million. CBTI is a long-time licensee of Kadant’s doctoring, cleaning, filtration, and stock-preparation products and is also a supplier of industrial drying systems.

“I’m delighted that CBTI has joined Kadant,” said Jonathan W. Painter, president and chief executive officer of Kadant Inc.  “The acquisition of CBTI significantly increases our presence in the important South American market and advances our overall strategy of expanding in the faster growing developing economies where per capita usage of paper products is relatively low. We’ve had a productive and rewarding relationship with CBTI for over three decades, and I look forward to continuing to work with the CBTI management team in the years to come.”

CBTI, based in Valinhos, Sao Paulo, was founded in 1982 and is a well-established supplier to the pulp and paper and other industries in Brazil, Chile and Argentina. Over the last five years, CBTI has averaged annual sales of approximately BRL 33 million.

About Kadant

Kadant Inc. is a leading supplier to the global pulp and paper industry. Our stock-preparation; fluid-handling; and doctoring, cleaning, and filtration products are designed to increase efficiency and improve quality in pulp and paper production. Many of our products, particularly in our fluid-handling product line, are also used to optimize production in other process industries. In addition, we produce granules from papermaking byproducts for agricultural and lawn and garden applications. Kadant is based in Westford, Massachusetts, with revenues of $332 million in 2012 and 1,600 employees in 17 countries worldwide. For more information, visit www.kadant.com.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties, including forward-looking statements about our products, technologies, and customers. Our actual results may differ materially from these forward-looking statements as a result of various important factors, including those set forth under the heading “Risk Factors” in Kadant’s annual report on Form 10-K for the period ended December 29, 2012. These include risks and uncertainties relating to our dependence on the pulp and paper industry; significance of sales and operation of manufacturing facilities in China; commodity and component price increases or shortages; international sales and operations; fluctuations in our exchange rates; competition; soundness of suppliers and customers; our effective tax rate; future restructurings; soundness of financial institutions; our debt obligations; restrictions in our credit agreement; our acquisition strategy; protection of patents and proprietary rights; failure of our information systems or breaches of data security; fluctuations in our share price; and anti-takeover provisions. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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